Exhibit 99.1

GEN Restaurant Group Reports Second Financial Results

CPG Momentum Accelerates with Purchase Commitments from More Than 100 Costco Warehouses Nationwide and New Distribution Agreements with United Natural Foods and C&S Wholesale Grocers; Second Quarter Revenue Increased 1.2% Year-Over-Year to $55.7 Million

CERRITOS, CA, August 10, 2026 - GEN Restaurant Group, Inc. (“GEN” or the “Company”) (Nasdaq: GENK), a leader in Korean BBQ both in-restaurant and at home, with 54 GEN Korean BBQ locations and a rapidly growing consumer packaged goods (“CPG”) business, today announced its financial results for the second quarter ended June 30, 2026

Financial Summary:

	Q2 2026	Q2 2025
$ in millions (except per share data)
Revenue	$55.7	$55.0
Loss from operations	$(5.2)	$(1.9)
Restaurant-Level Adjusted EBITDA (non-GAAP)	$6.3	$9.0
Adjusted EBITDA (non-GAAP)	(0.0)	$1.9
Net Loss	$4.6	(1.7)
Net Loss per Class A Share (Diluted)	$(0.14)	$(0.05)

Second Quarter 2026 Financial and Recent Operational Highlights

•
Total revenue increased 1.2% to $55.7 million for the second quarter of 2026, as compared to $55.0 million in the second quarter of 2025, which reflects growth in the Company's CPG division and revenue from restaurants opened in 2025 and 2026, partially offset by a decline in comparable restaurant sales and the loss of revenue from the six restaurants exited during the quarter. Comparable restaurant sales performance was (9.3)% for the second quarter of 2026, as compared to (8.8)% in the first quarter of 2026 and (7.2)% in the second quarter of 2025. Comparable restaurant sales reflect the year-over-year change in sales for restaurants in operation for at least 18 full months prior to the periods presented.
•
Announced receipt of a non-binding letter of intent from a nationwide, multi-concept restaurant operator to acquire the Company’s U.S. restaurant operations — with GEN retaining 100% of its rapidly growing consumer packaged goods (“CPG”) and retail business. The Board of Directors is reviewing the proposal, and no assurance can be given that any transaction will result.
•
Secured purchase commitments from approximately 60 to 70 Costco warehouse locations across the Pacific Northwest following the Company’s first Costco roadshow in the region – bringing GEN’s total commitments to more than 100 U.S. Costco warehouses, or over 16% of Costco’s domestic footprint, with Northwest warehouses expected to begin receiving GEN products in their freezer sections starting in August 2026.
•
Secured key distribution agreements for the Company’s CPG product lines with United Natural Foods (“UNFI”) and C&S Wholesale Grocers, one of the largest grocery distributors and wholesale grocery supply companies in the United States, respectively.

•
Secured retail placement at leading grocers nationally including Save Mart Supermarkets, Smart & Final, Northgate Market and Times Supermarkets – bringing GEN’s door count to nearly 2,000 supermarkets and club stores nationwide.
•
Grew CPG division revenue 341% sequentially from the first quarter of 2026, with June representing the division’s largest month to date at more than $2 million of revenue. Based on doors secured to date and the stores currently in its pipeline, GEN estimates a forward 12-month revenue run rate of $35 million to $40 million — with more than 1,000 additional doors already presented to buyers and more than 8,000 further doors in active outreach across grocery and mass retail.
•
Cash and cash equivalents were $5.9 million as of June 30, 2026, compared to $2.8 million as of December 31, 2025, with $12.1 million outstanding under the Company’s line of credit, compared to $1.0 million as of December 31, 2025.

Management Commentary

David Kim, Chairman and Chief Executive Officer of GEN, commented: "The defining development of the second quarter was the strategic path it set for GEN. Earlier today, we announced receipt of a non-binding letter of intent from a nationwide, multi-concept restaurant operator to acquire our U.S. restaurant operations, with GEN retaining 100% of its rapidly growing consumer packaged goods and retail business. Our Board of Directors, together with our financial and legal advisors, is carefully reviewing and evaluating the proposal. The letter of intent is non-binding and no assurance can be given that any transaction will result, but we believe a transaction of this nature could make strategic sense — pairing our restaurants with a proven operator equipped to scale them, positioning GEN as a pure-play CPG company, and allowing us to dedicate our people and our capital fully to CPG — the fastest-growing part of the K-Food platform we are building.

"Our confidence in CPG is grounded in the momentum of our retail business, where GEN products are now in nearly 2,000 retail doors nationwide. Our CPG division delivered its best quarter yet, with revenue up 341% sequentially, and June was our largest month to date, with revenue surpassing $2 million. In June alone, we secured purchase commitments from approximately 60 to 70 Costco Warehouses across the Pacific Northwest — bringing our total to more than 100 warehouses, or over 16% of Costco's domestic footprint — signed national distribution agreements with C&S Wholesale Grocers and UNFI, and added new retail banners nationwide. Each win builds on the same formula: authentic GEN Korean BBQ flavors, retail-ready packaging, and in-store demos run by our own trained staff, which continue to deliver sell-through well above typical third-party programs. More than 1,000 additional doors have been presented to buyers, and more than 8,000 further doors are in active outreach across grocery and mass retail.

"On execution: we already purchase nearly $40 million of meat a year for our restaurants, so the procurement scale, supplier relationships, and buying power that CPG requires are already built. We are not standing up a supply chain from zero; we are pointing an existing one at the freezer aisle. And to stay ahead of demand, we have secured additional manufacturing capacity domestically and in South Korea.

"Total revenue for the second quarter of 2026 increased 1.2% year-over-year to $55.7 million — a return to revenue growth following a 6.0% year-over-year decline in the first quarter of 2026. Within the restaurants, payroll and benefits improved approximately 200 basis points as a percentage of revenue, and we exited six underperforming locations during the quarter, four of which were transferred to our previously announced joint venture with Chubby Cattle, in which we retained a 49% interest. These exits are expected to further strengthen restaurant-level performance beginning in the third quarter.

"As Korean food continues to move firmly into the American mainstream, GEN has built the brand, the products and the retail relationships to meet that demand at scale," concluded Kim.

Second Quarter 2026 Financial Results

Total revenue increased by 1.2% to $55.7 million in the second quarter of 2026 compared to $55.0 million in the second quarter of 2025. Growth in the Company's CPG division and revenue from restaurants opened in 2025 and 2026 more than offset a 9.3% decline in comparable restaurant sales and the loss of revenue from the six restaurants exited during the quarter, which contributed $2.3 million of revenue in the second quarter of 2025.

Total restaurant operating expenses were 95.4% of revenue in the second quarter of 2026, as compared to 91.7% of revenue in the second quarter of 2025. The year-over-year change as a percentage of revenue was driven by higher commodity costs and the growing mix of CPG revenue, which carries retail cost of goods, partially offset primarily by the growing mix of CPG revenue, which carries retail cost of goods and accounted for 81% of the $3.2 million year-over-year increase in food costs, with the balance reflecting commodity cost inflation in the Company’s restaurants, partially offset by lower payroll and benefits expenses and lower pre-opening expenses ($1.3 million versus $2.1 million in the prior-year period).

Loss from operations was $(5.2) million, or (9.2)% of revenue, for the second quarter of 2026, as compared to a loss from operations of $(1.9) million, or (3.4)% of revenue, for the second quarter of 2025. Restaurant-level adjusted EBITDA was $6.3 million, or 11.3% of revenue, for the second quarter of 2026, as compared to $9.0 million, or 16.3% of revenue, for the second quarter of 2025. Restaurant-level adjusted EBITDA margin improved sequentially from 7.4% in the first quarter of 2026 and 7.9% in the fourth quarter of 2025, representing the Company’s strongest restaurant-level margin in three quarters, reflecting labor efficiencies and the exit of underperforming locations.

General and administrative expenses totaled $7.1 million, or 12.8% of revenue, for the second quarter of 2026, as compared to $6.4 million, or 11.6% of revenue, for the second quarter of 2025. The increase was attributable to investment in the Company’s CPG go-to-market, including marketing and in-store demonstrations; excluding CPG, corporate and restaurant general and administrative expenses declined year over year. The Company recognized a $0.6 million loss on lease termination in the second quarter of 2026 related to the closure of two locations in Korea, with no comparable amount in the prior-year period.

Net loss was $(4.6) million, which equates to $(0.14) per basic and diluted share of Class A common stock, for the second quarter of 2026, as compared to a net loss of $1.7 million, or $(0.05) per basic and diluted share of Class A common stock, in the second quarter of 2025.

Adjusted EBITDA was negative $41,000 for the second quarter of 2026, as compared to $1.9 million, or 3.4% of revenue, in the prior-year period.

Cash and cash equivalents were $5.9 million as of June 30, 2026, as compared to $2.8 million as of December 31, 2025. Total debt outstanding totaled $24.0 million, as compared to $14.6 million as of December 31, 2025.

Conference Call

GEN will host an investor conference call on Monday, August 10, 2026 at 5:00 p.m. Eastern time to discuss the Company’s financial results for the second quarter ended June 30, 2026, provide a corporate update, and conclude with a question-and-answer session from telephone participants. Chairman and Chief Executive Officer David Kim and Chief Financial Officer Luke Hewko will host the call. To participate, please use the following information:

Q2 2026 Earnings Conference Call

Date: Monday, August 10, 2026

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

U.S. Dial-in: 1-800-717-1738

International Dial-in 1-646-307-1865

Conference ID: 96912

Webcast:: GENK Q2 2026 Earnings Conference Call

Please join at least five minutes before the start of the call to ensure timely participation. The conference call will be broadcast live via webcast and available for replay via the investor relations section of the Company’s website at investor.genkoreanbbq.com.

A telephonic replay of the conference call will be available after 9:00 p.m. Eastern time on the same day through Monday, August 24, 2026. To listen, please call 1-844-512-2921 within the United States and Canada or 1-412-317-6671 when calling internationally, using replay ID 1196912. A webcast replay will also be available using the webcast link above.

About GEN Restaurant Group, Inc.

GEN Korean BBQ (Nasdaq: GENK) is one of the largest Asian casual dining restaurant concepts in the United States. Founded in 2011 by two Korean immigrants in Los Angeles, the brand has now grown to 54 company-owned locations where guests serve as their own chefs, preparing meals on embedded grills in the center of each table. The extensive menu consists of traditional Korean and Korean-American food, including high-quality meats, poultry, seafood and mixed vegetables. With its unique culinary experience alongside its modern décor and lively atmosphere, GEN Korean BBQ delivers an engaging and interactive dining experience that appeals to a vast segment of the population. Beyond the restaurants, GEN is building a rapidly growing retail business, bringing its signature Korean BBQ flavors to grocery and warehouse club retailers nationwide. For more information, GenKoreanBBQ.com and follow the brand on Facebook and Instragram.

Non-GAAP Measures

Restaurant-level adjusted EBITDA represents (loss) income from operations plus adjustments for the following items: depreciation and amortization, pre-opening costs, loss on lease termination, gain on deconsolidation of restaurants, general and administrative expenses, and non-cash lease expense. Non-cash items such as charges for asset impairment and asset disposals are not included in the restaurant-level adjusted EBITDA. Restaurant-level adjusted EBITDA margin is the calculation of restaurant-level adjusted EBITDA divided by revenue. Management believes that restaurant-level adjusted EBITDA and restaurant-level adjusted EBITDA margin are useful to investors because these measures highlight trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods.

Adjusted EBITDA represents net (loss) income excluding interest (expense) income, net, income taxes, depreciation and amortization, stock-based compensation, employee retention credits, litigation accrual for a discrete claim, loss on lease termination, gain on deconsolidation of restaurants, non-cash lease expenses and non-cash lease expense included in pre-opening costs. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. Management believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because these measures highlight trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods.

Adjusted Net (Loss) Income represents net (loss) income, adjusted for pre-opening costs, non-cash stock-based compensation, legal settlements, loss on lease termination, gain on deconsolidation of restaurants, and the related tax impact of the adjustments. Adjusted net (loss) income per share is defined as adjusted net (loss) income divided by the weighted-average number of shares of Class A common stock outstanding for the applicable period. Management believes that adjusted net (loss) income and adjusted net (loss) income per share are useful to investors because these measures highlight trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “believe,” “intend,” “expect,” “will,” “may,” “could,” “potential,” and other similar words or expressions that predict or indicate future events. All statements that are not statements of historical fact are forward-looking statements, including any statements regarding the non-binding letter of intent and the proposed transaction described in this press release, including the Board of Directors’ review and evaluation of the proposal, whether definitive agreements will be negotiated or executed, whether any transaction will be consummated, and the potential terms, structure, timing or benefits of any such transaction, any statements regarding our strategy, future operations, and growth prospects, including expectations relating to the Company’s CPG division and the number of locations in which such products will be carried, any statements regarding the amount or timing of future revenue or revenue growth, any statements regarding future economic conditions or performance, any statements of belief or expectation, and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements, including, among other things, the risk that the parties do not negotiate or execute definitive agreements with respect to the proposed transaction, that any transaction is not consummated on the terms contemplated, on the anticipated timeline, or at all, or that the anticipated benefits of any transaction are not realized. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and our subsequent filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Investor Relations Contact:

Lucas A. Zimmerman

Managing Director

MZ Group - MZ North America

(949) 259-4987

GENK@mzgroup.us

www.mzgroup.us

GEN RESTAURANT GROUP, INC.

Condensed Consolidated Statements of Comprehensive Loss

	Three Months Ended June 30,		Six months ended June 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
	(unaudited)		(unaudited)
Revenue	$55,729	55,041	109,626	$112,377
Restaurant operating expenses:		-
Food cost	21,775	18,623	42,278	37,885
Payroll and benefits	15,614	16,561	32,892	34,749
Occupancy expenses	5,334	5,121	11,113	10,212
Operating expenses	6,755	5,905	13,238	11,831
Depreciation and amortization	2,354	2,221	4,690	4,214
Pre-opening costs	1,327	2,051	3,108	4,699
Total restaurant operating expenses	53,159	50,482	107,319	103,590
General and administrative	7,113	6,403	14,010	12,773
Loss on lease termination	611	—	611	—
Gain on deconsolidation of restaurants	(53)	—	(1,037)	—
Depreciation and amortization - corporate	51	36	99	70
Total costs and expenses	60,881	56,921	121,002	116,433
Loss from operations	(5,152)	(1,880)	(11,376)	(4,056)
Other gain (loss)	621	—	615	(300)
Loss on foreign currency	1	—	(11)	(14)
Interest expense (income), net	(314)	60	(540)	127
Net loss before income taxes	(4,844)	(1,820)	(11,312)	(4,243)
Benefit for income taxes	(211)	(152)	(464)	(268)
Net loss	(4,633)	(1,668)	(10,848)	(3,975)
Less: Net loss attributable to non-controlling interest	(3,879)	(1,663)	(9,910)	(3,100)
Net loss attributable to GEN Restaurant Group, Inc.	(754)	(5)	(938)	(875)

Net loss attributable to Class A common stock per share - basic and diluted	(754)	(5)	$(938)	(875)

Weighted-average shares of Class A common stock outstanding - basic and diluted	5,364	5,013	5,348	5,073

Net loss per share of Class A common stock -basic and diluted	$(0.14)	$(0.00)	$(0.36)	$(0.17)

GEN RESTAURANT GROUP, INC.

Selected Balance Sheet Data and Selected Operating Data

(in thousands, except restaurants and percentages)

	June 30, 2026	December 31, 2025

Selected Balance Sheet Data:
Cash and cash equivalents	$5,930	$2,824
Total assets	$247,784	$259,856
Total liabilities	$230,317	$231,850
Total Stockholders' equity	$15,967	$26,506

	Three Months Ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Selected Operating Data
Restaurants at end of period	54	50	54	50
Comparable restaurant sales performance	(9.3)%	(0.7)%	(9.1)%	(5.6)%
Net loss	$(4,633)	$(1,698)	$(11,832)	$(3,662)
Net loss margin	(8.3)%	(3.1)%	(10.8)%	-3.3%

Adjusted EBITDA	$(41)	$1,854	$(3,201)	$3,104
Adjusted EBITDA margin	-0.1%	3.4%	-2.9%	2.8%

Loss from operations	$(5,152)	$(1,880)	$(12,360)	$(4,056)
Loss from operations margin	(9.2)%	(3.4)%	(11.3)%	(3.6)%

Restaurant level Adjusted EBITDA	6,310	8,958	10,304	17,918
Restaurant level Adjusted EBITDA margin	11.3%	16.3%	9.4%	15.9%

GEN RESTAURANT GROUP, INC.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands, except percentages; unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025

EBITDA:
Net loss	$(4,633)	$(1,698)	$(11,832)	$(3,662)
Net loss margin	(8.3)%	(3.1)%	(10.8)%	(3.3)%
Interest expense (income), net	314	(67)	540	(127)
Benefit for income taxes	(211)	(116)	(464)	(268)
Depreciation and amortization	2,405	2,257	4,789	4,284
EBITDA	$(2,125)	$376	$(6,967)	$227
EBITDA Margin	(3.8)%	0.7%	(6.4)%	0.2%

Adjustments to EBITDA:
EBITDA	$(2,125)	$376	$(6,967)	$227
Stock-based compensation expense (1)	734	734	1,468	1,468
Employee retention credits (2)	—	(313)	-	(313)
Loss on lease termination (3)	611	—	611	—
Gain on deconsolidation of restaurants (4)	(53)	—	(53)	—
Litigation accrual (5)	—	300	6	300
Non-cash lease expense (6)	59	127	199	218
Non-cash lease expense included in pre-opening costs (7)	733	630	1,535	1,204
Adjusted EBITDA	$(41)	$1,854	$(3,201)	$3,104
Adjusted EBITDA Margin	(0.1)%	3.4%	(2.9)%	2.8%

Reconciliation of Loss Income from Operations to Restaurant-level Adjusted EBITDA

(in thousands, except percentages; unaudited)

	Three Months Ended June 30,		Six months ended June 30,
	2026	2025	2026	2025

Loss from Operations	$(5,152)	$(1,880)	$(12,360)	$(4,056)
Loss Margin from Operations	(9.2)%	(3.4)%	(11.3)%	(3.6)%
Depreciation and amortization	2,405	2,257	4,789	4,284
Pre-opening costs	1,327	2,051	3,108	4,699
Loss on lease termination	611	—	611	—
Gain on deconsolidation of restaurants	(53)	—	(53)	—
General and administrative	7,113	6,403	14,010	12,773
Non-cash lease expense	59	127	199	218
Restaurant-Level Adjusted EBITDA	$6,310	$8,958	$10,304	$17,918
Restaurant-Level Adjusted EBITDA Margin	11.3%	16.3%	9.4%	15.9%

(1) Stock-based compensation expense: During all periods presented, we incurred expenses related to the granting of restricted stock units to employees. This was recorded in General and administrative expenses.

(2) Employee retention credits: These are refundable tax credits against certain employment taxes recognized under the CARES Act.

(3) Loss on lease termination. Related to the closure of Korea restaurants.

(4) Gain on deconsolidation of restaurants. Related to the transfer of four restaurants into equity method investments.

(5) Litigation accrual: This is an accrual in 2026 related to a specific litigation claim.

(6) Non-cash lease expense: This reflects the extent to which lease expense is greater than or less than contractual rent paid.

(7) Non-cash lease expense related to pre-opening costs: Costs for restaurants in development in which the lease expense is greater than the contractual rent.

Reconciliation of Net Loss to Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Share

(in thousands, except per share amounts; unaudited)

	Three Months Ended June 30,		Six months ended June 30,
	2026	2025	2026	2025

Net loss	$(4,633)	$(1,698)	$(11,832)	$(3,662)
Pre-opening costs	1,327	2,051	3,108	4,699
Stock-based compensation	734	734	1,468	1,468
Legal settlement	—	300	6	300
Loss on lease termination	611	—	611	—
Gain on deconsolidation of restaurants	(53)	—	(53)	—
Tax impact of adjustments	(123)	(143)	(241)	(299)
Adjusted Net (loss) income	(2,137)	1,244	(6,933)	2,506
Less: Adjusted net (loss) income attributable to non-controlling interest	(1,791)	1,052	(5,809)	2,120
Adjusted net (loss) income attributable to GEN Restaurant Group, Inc.	(346)	192	(1,123)	386

Adjusted Net (loss) income attributable to Class A common stock - basic and diluted	$(346)	$192	$(1,123)	$386

Weighted-average shares of Class A common stock outstanding - basic and diluted	5,364	5,132	5,364	5,073

Adjusted Net (loss) income per share of Class A common stock - basic and diluted	$(0.06)	$0.04	$(0.21)	$0.08